Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on August 22, 2026 (the “Effective Date”), by and between XMAX Inc., a Nevada corporation (the “Company”), and Jeffery Chuang (the “Executive”).

WITNESSETH:

WHEREAS, the parties desire to enter into this Agreement setting forth terms and conditions of the employment relationship between the Executive and the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. EMPLOYMENT.

1.1 Agreement to Employ. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an officer and employee of the Company.

1.2 Duties and Schedule. Executive shall serve as the Company’s Chief Financial Officer, and be the Principal Financial Officer and Principal Accounting Officer of the Company and responsible for all financial matters and management of the Company. The Executive shall report directly to the Company’s Chief Executive Officer and Board of Directors (the “Board”) and shall have such responsibilities as designated by the Chief Executive Officer or Board to the extent that such responsibilities are not inconsistent with all applicable laws, regulations and rules. Executive shall devote his best efforts and all of his business time to his position with the Company during the Term.

2. TERM OF EMPLOYMENT. Unless Executive’s employment shall sooner terminate pursuant to Section 4, the Company shall employ Executive for a one-year term commencing on the Effective Date (the “Term”), which Term shall be renewable upon mutual agreement of the Company and the Executive.

3. COMPENSATION.

3.1 Salary. Executive’s salary during the Term shall be $80,000 per year (the “Salary”), payable monthly.

3.2 Bonus. At the sole discretion of the Board, or any committee duly designated by the Board and authorized to act thereto, the Executive shall be eligible for an annual cash bonus.

3.3 Vacation. Executive shall be entitled to 12 days of paid vacation per year.

3.4 Business Expenses. Executive shall be reimbursed by the Company for all ordinary and necessary expenses incurred by Executive; provided that they are incurred and approved in writing in accordance with the Company’s expense policy.

3.5 Benefits. During the Term, Executive shall be allowed to participate, on the same basis generally as other employees of the Company, in all general employee benefit plans and programs, including improvements or modifications of the same, which may exist as of the Effective Date or thereafter and which are made available by the Company to all or substantially all of its employees. Such benefits, plans, and programs may include, without limitation, any health, and dental insurance or 401K programs, if and when instituted. Any benefit plan currently existing or instituted by the Company after the Effective Date may be altered, change or discontinued by the Company at its sole discretion and at any time without obligation of any nature to Executive. Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs to other than those provided to other employees pursuant to the terms and conditions of such benefit plans and programs.

4. TERMINATION.

4.1 Death. This Agreement shall terminate immediately upon the death of Executive and Executive’s estate or Executive’s legal representative, as the case may be, shall be entitled to Executive’s accrued and unpaid Salary and vacation as of the date of Executive’s death, plus all other compensation and benefits that were vested through the date of Executive’s death.

4.2 Disability. In the event of Executive’s Disability, this Agreement shall terminate and Executive shall be entitled to (a) accrued and unpaid Salary and vacation through the first date that a Disability is determined; and (b) all other compensation and benefits that were vested through the first date that a Disability has been determined. “Disability” means the good faith determination of the Board that Executive has become so physically or mentally incapacitated or disabled as to be unable to satisfactorily perform his duties hereunder for a period of ninety (90) consecutive calendar days or for one- hundred twenty (120) days in any three-hundred sixty (360) day period, such determination based upon a certificate as to such physical or mental disability issued by a licensed physician and/or psychiatrist (as the case may be) mutually agreed upon by Executive and the Company.

4.3 Termination by Company for Cause. The Company may terminate the Executive for Cause at any time and such termination shall take effect upon the receipt by Executive of the Notice of Termination. Upon the effective date of the termination for Cause, Executive shall be solely entitled to accrued and unpaid Salary through such effective date. “Cause” means: (i) engaging in any act, omission or misconduct that is injurious to the Company or an affiliate; (ii) gross negligence or willful misconduct in connection with the performance of duties; (iii) conviction of a criminal offense (other than minor traffic offenses); (iv) fraud, embezzlement or misappropriation of funds or property of the Company or an affiliate; (v) material breach of any term of any employment or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Executive and the Company or an affiliate; (vi) the entry of an order duly issued by any regulatory agency (including federal, state and local regulatory agencies and self-regulatory bodies) having jurisdiction over the Company or an affiliate requiring the removal of the Executive from any office held with the Company or prohibiting the Executive from participating in the business or affairs of the Company or any affiliate; or (vii) the revocation or threatened revocation of any of the Company’s or an affiliate’s government licenses, permits or approvals, which is primarily due to the Executive’s action or inaction and such revocation or threatened revocation would be alleviated or mitigated in any material respect by the termination of the Executive’s employment or services with the Company or an affiliate.

4.4 Voluntary Termination by Executive. The Executive may voluntarily terminate his employment for any reason and such termination shall take effect 30 days after the receipt by Company of the Notice of Termination. Upon the effective date of such termination, Executive shall be entitled to (a) accrued and unpaid Salary and vacation through such termination date; and (b) all other compensation and benefits that were vested through such termination date. In the event Executive is terminated without notice, it shall be deemed a termination by the Company for Cause.

4.5 Notice of Termination. Any termination of the employment by the Company or the Executive shall be communicated by a notice in accordance with Section 8.4 of this Agreement (the “Notice of Termination”). Such notice shall (a) indicate the specific termination provision in this Agreement relied upon and (b) if the termination is for Cause, the date on which the Executive’s employment is to be terminated.

4.6 Severance. The Executive shall not be entitled to severance payments upon any termination provided in Section 4 herein.

5. EXECUTIVE’S REPRESENTATION. The Executive represents and warrants to the Company that: (a) he is subject to no contractual, fiduciary or other obligation which may affect the performance of his duties under this Agreement; (b) he has terminated, in accordance with their terms, any contractual obligation which may affect his performance under this Agreement; and (c) his employment with the Company will not require him to use or disclose proprietary or confidential information of any other person or entity.

6. CONFIDENTIAL INFORMATION Except as permitted or directed by the Board of Directors of the Company in writing, during the time the Executive is employed by the Company or at any time thereafter, the Executive shall not use for his personal purposes nor divulge, furnish, or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret information or knowledge of the Company, whether developed by herself or by others. Such confidential and/or secret information encompassed by this Section 6 includes, but is not limited to, the Company’s customer and supplier lists, business plans, software, systems, trade secret, design, and financial, marketing, and personnel information. The Executive agrees to refrain from any acts or omissions that would reduce the value of any confidential or secret knowledge or information to the Company, both during his employment hereunder and at any time after the termination of his employment. The Executive’s obligations of confidentiality under this Section 6 shall not apply to any knowledge or information that is now published publicly or that subsequently becomes generally publicly known, other than as a direct or indirect result of a breach of this Agreement by the Executive.

7. NON-COMPETITION: NON-SOLICITATION; INVENTIONS.

7.1 Non-Competition. During the employment of the Executive under this Agreement and for a period of six (6) months after termination of such employment, the Executive shall not at any time compete on his own behalf, or on behalf of any other person or entity, with the Company or any of its affiliates within all territories in which the Company does business with respect to the business of the Company or any of its affiliates as such business shall be conducted on the date hereof or during the employment of the Executive under this Agreement. The ownership by the Executive of not more than 5% of a corporation, partnership or other enterprise shall not constitute a violation hereof.

7.2 Non-Solicitation. During the employment of the Executive under this Agreement and thereafter Executive shall not at any time (i) solicit or induce, on his own behalf or on behalf of any other person or entity, any employee of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates; or (ii) solicit or induce, on his own behalf or on behalf of any other person or entity, any customer or Prospective Customer of the Company or any of their respective affiliates to reduce its business with the Company or any of its affiliates. For the purposes of this Agreement, “Prospective Customer” shall mean any individual, corporation, trust or other business entity which has either (a) entered into a nondisclosure agreement with the Company or any Company subsidiary or affiliate or (b) has within the preceding 12 months received a currently pending and not rejected written proposal in reasonable detail from the Company or any of the Company’s subsidiary or affiliate.

7.3 Inventions and Patents. The Company shall be entitled to the sole benefit and exclusive ownership of any patents, inventions or improvements in products, processes, or other things that may be made or discovered by Executive while he is in the service of the Company. During the Term, Executive shall do all acts necessary or required by the Company to give effect to this section and, following the Term, Executive shall do all acts reasonably necessary or required by the Company to give effect to this section. In all cases, the Company shall pay all costs and fees associated with such acts by Executive.

7.4 Return of Property. The Executive agrees that all property in the Executive’s possession that he obtains or is assigned in the course of his employment with the Company, including, without limitation, all documents, reports, manuals, memoranda, customer lists, credit cards, keys, access cards, and all other property relating in any way to the business of the Company, is the exclusive property of the Company, even if the Executive authored, created, or assisted in authoring or creating such property. The Executive shall return to the Company all such property immediately upon termination of employment or at such earlier time as the Company may request.

7.5 Court Ordered Revisions. If any portion of this Section 7 is found by a court of competent jurisdiction to be invalid or unenforceable, but would be valid and enforceable if modified, this Section 7 shall apply with such modifications necessary to make this Section 7 valid and enforceable. Any portion of this Section 7 not required to be so modified shall remain in full force and effect and not be affected thereby.

7.6 Specific Performance. The Executive acknowledges that the remedy at law for any breach of any of the provisions of Section 7 will be inadequate, and that the Company shall be entitled, in addition to any remedy at law or in equity, to preliminary and permanent injunctive relief and specific performance.

8. MISCELLANEOUS.

8.1 Indemnification. The Company and each of its subsidiaries shall, to the maximum extent provided under applicable law, indemnify and hold Executive harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, Executive’s employment by the Company, other than any such Losses incurred as a result of Executive’s negligence or willful misconduct. The Company shall, or shall cause a subsidiary thereof to, advance to Executive any expenses, including attorney’s fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by Executive in defense of any such proceeding shall be paid by the Company or applicable subsidiary in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that Executive is not entitled to be indemnified by the Company or any subsidiary thereof. The Company will provide Executive with coverage under all directors and officers liability insurance policies that it has in effect during the Term, with no deductible to Executive.

8.2 Applicable Law. Except as may be otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, applied without reference to principles of conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Clark County, Nevada.

8.3 Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

8.4 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party, by U.S. nationally recognized courier service, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Jeffery Chuang

XMAX Inc.

6565 East Washington Blvd.

Commerce, CA 90040

If to the Company:

The Board of Directors

XMAX Inc.

6565 East Washington Blvd.

Commerce, CA 90040

Or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when delivered to the addressee.

8.5 Withholding. The Company may withhold from any amounts payable under the Agreement, such federal, state and local income, unemployment, social security and similar employment related taxes and similar employment related withholdings as shall be required to be withheld pursuant to any applicable law or regulation.

8.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and any such provision which is not valid or enforceable in whole shall be enforced to the maximum extent permitted by law.

8.7 Captions. The captions of this Agreement are not part of the provisions and shall have no force or effect.

8.8 Entire Agreement. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

8.9 Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive’s employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

8.10 Waiver. Either Party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

8.11 Successors. This Agreement is personal to Executive and, without the prior express written consent of the Company, shall not be assignable by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s estate, heirs, beneficiaries, and/or legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

8.12 Joint Efforts/Counterparts. Preparation of this Agreement shall be deemed to be the joint effort of the parties hereto and shall not be construed more severely against any party. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

8.13 Representation by Counsel. Each Party hereby represents that it has had the opportunity to be represented by legal counsel of its choice in connection with the negotiation and execution of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE:	XMAX INC.

/s/Jeffery Chuang	/s/ Xiaohua Lu
Jeffrey Chuang	Xiaohua Lu, Chief Executive Officer